Exhibit 3.1

Document must be filed electronically.
Paper documents are not accepted.
Fees & forms are subject to change.
For more information or to print copies
of filed documents, visit www.coloradosos.gov.

E-Filed

Colorado Secretary of State
Date and Time: 04/10/2024 08:44 AM
ID Number: 20061358431

Document number: 20241408394
Amount Paid: $25.00

ABOVE SPACE FOR OFFICE USE ONLY

Articles of Amendment

filed pursuant to §7-90-301, et seq. and §7-110-106 of the Colorado Revised Statutes (C.R.S.)

1. For the entity, its ID number and entity name are

ID number 20061358431
(Colorado Secretary of State ID number)

Entity name Sunshine Biopharma, Inc.

2. The new entity name (if applicable) is ______________________.

3. *(If the following statement applies, adopt the statement by marking the box and include an attachment.)*
[X] This document contains additional amendments or other information.

4. If the amendment provides for an exchange, reclassification or cancellation of issued shares, the attachment states the provisions for implementing the amendment.

5. *(**Caution:** Leave blank if the document does not have a delayed effective date. Stating a delayed effective date has significant legal consequences. Read instructions before entering a date.)*

(If the following statement applies, adopt the statement by entering a date and, if applicable, time using the required format.)

The delayed effective date and, if applicable, time of this document is/are ______________________.
(mm/dd/yyyy hour:minute am/pm)

Notice:

Causing this document to be delivered to the Secretary of State for filing shall constitute the affirmation or acknowledgment of each individual causing such delivery, under penalties of perjury, that such document is such individual's act and deed, or that such individual in good faith believes such document is the act and deed of the person on whose behalf such individual is causing such document to be delivered for filing, taken in conformity with the requirements of part 3 of article 90 of title 7, C.R.S. and, if applicable, the constituent documents and the organic statutes, and that such individual in good faith believes the facts stated in such document are true and such document complies with the requirements of that Part, the constituent documents, and the organic statutes.

This perjury notice applies to each individual who causes this document to be delivered to the Secretary of State, whether or not such individual is identified in this document as one who has caused it to be delivered.

6. The true name and mailing address of the individual causing the document to be delivered for filing are

Telsey	Andrew		
(Last)	*(First)*	*(Middle)*	*(Suffix)*

6198 S MOLINE CT
(Street name and number or Post Office Box information)

ENGLEWOOD	CO	80111
(City)	*(State)*	*(Postal/Zip Code)*

	United States
(Province – if applicable)	*(Country – if not US)*

AMD_PC Page 1 of 2 Rev. 12/20/2016

(If the following statement applies, adopt the statement by marking the box and include an attachment.)

☐ This document contains the true name and mailing address of one or more additional individuals causing the document to be delivered for filing.

Disclaimer:

This form/cover sheet, and any related instructions, are not intended to provide legal, business or tax advice, and are furnished without representation or warranty. While this form/cover sheet is believed to satisfy minimum legal requirements as of its revision date, compliance with applicable law, as the same may be amended from time to time, remains the responsibility of the user of this form/cover sheet. Questions should be addressed to the user's legal, business or tax advisor(s).

AMD_PC Page 2 of 2 Rev. 12/20/2016

ARTICLES OF AMENDMENT

Relating to

STOCK SPLIT TRANSACTION

of

SUNSHINE BIOPHARMA, INC

Pursuant to CRS 7-106-105 of the Colorado Corporations and Associations Act

I, Dr. Steve N. Slilaty, President and Chief Executive Officer of Sunshine Biopharma, Inc., (the “Company”), a corporation organized and existing under the Colorado Corporation and Association Act (the “Act”), in accordance with the provisions of Section 7-106-105 thereof, DO HEREBY CERTIFY:

1.  That, on March 4, 2024, in accordance with CRS 7-108-202 of the Act, the Board of Directors of the Company adopted a resolution authorizing a reverse stock split. On April 4, 2024, the Board of Directors adopted the ratio of the reverse stock split to be one (1) share of Common Stock for every one hundred (100) shares of Common Stock previously issued and outstanding.

2.  That, on December 7, 2023, at the Company’s annual shareholder meeting, the Company’s stockholders approved a reverse stock split of the Company’s Common Stock by a ratio of not less than 1-for-2 and not more than 1-for-40 at any time prior to the one year anniversary of filing a definitive information statement with respect to the reverse split, with the Company’s Board of Directors having the discretion as to whether or not the reverse split is to be effected, with the exact ratio of any reverse split to be set at a whole number within the above range as determined by the Board in its discretion. On March 4, 2024, pursuant to CRS 7-107-104 of the Act, the requisite majority of the shareholders of the Company entitled to vote approved the amendment to the Company’s Articles of Incorporation and corresponding resolution adopted by the Board of Directors authorizing the previously approved maximum reverse split ratio of up to 1-for-40 to be increased to up to 1-for-200 with the exact ratio to be determined by the Board in its sole discretion (the “Reverse Stock Split”).

3.  That said resolution of the Board of Directors of the Company authorizing the Reverse Stock Split of the Company’s Common Stock, provides that Article II of the Company’s Articles of Incorporation, as amended, shall not be amended as a result of the Reverse Stock Split, but shall remain as stated herein below. Effective on April 17, 2024, at market open (the “Effective Time”), the filing of this Amendment shall effect a reverse stock split pursuant to which each one hundred (100) shares of Common Stock issued and outstanding shall be combined into one (1) validly issued, fully paid and nonassessable share of Common Stock. The number of authorized shares and the par value of the Common Stock and Preferred Stock shall not be affected by the Reverse Stock Split. The Company shall not issue fractional shares to shareholders holding less than one (1) share of Common Stock as a result of the Reverse Stock Split. Rather, all fractional shares held by shareholders holding less than one (1) share of Common Stock will be rounded up.

And the first paragraph of Section 1 of the Article thereof numbered “II” of Attachment 1 to the Articles of Incorporation shall remain as stated, including the following:

“Section 1. Number: The amount of the total authorized capital stock of the corporation shall be three billion thirty million (3,030,000,000) shares consisting of Three Billion (3,000,000,000) shares of Common Stock, $0.001 par value per share, and Thirty Million (30,000,000) shares of Preferred Stock, par value $0.10 per share, consisting of Twenty Nine Million (29,000,000) undesignated shares of Preferred Stock, $0.10 par value per share and One Million (1,000,000) shares of Series “B” Preferred Stock, par value $0. IO per share, the designations, preferences, limitations and relative rights of the shares of each such class are as follows:"

(Balance to remain as previously stated)

4.  That in accordance with the Colorado Corporations and Associations Act these Articles of Amendment shall be effective on April 17, 2024, at market open.

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IN WITNESS WHEREOF, I have executed and subscribed these Articles of Amendment on behalf of the Company and do affirm the foregoing as true this 17th day of April 2024.

By: /s/ Dr. Steve N. Slilaty

President and Chief Executive Officer.

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